Exhibit 10.14

THE SYMBOL ‘***’ IS USED THROUGHOUT THIS EXHIBIT TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AS CONFIDENTIAL

LICENCE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having its administrative offices at 2075 Wesbrook Mall, in the City of Vancouver, in the Province of British Columbia, V6T 1W5

(the "University")

AND:

ANGIOTECH PHARMACEUTICALS, INC., a corporation duly incorporated pursuant to the laws of British Columbia and having an office at 6660 N.W. Marine Drive, in the City of Vancouver, in the Province of British Columbia

(the "Licensee")

WHEREAS:

A.

The Licensee and the University have been engaged in research pursuant to a Research Agreement dated October 21, 1993, as amended from time to time, (the "Research Agreement") during the course of which they have jointly invented and/or developed certain technology relating to polymeric drug delivery methodologies incorporating paclitaxel and analogues and derivatives thereof;

B.

The University is desirous of entering into this Agreement with the objective of furthering society's use of its advanced technology, and in particular its rights in and to the technology referred to above, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution; and

C.

The Licensee is desirous of the University granting an exclusive worldwide license. to the Licensee to use or cause to be used its rights in and to such technology for any lawful purpose and to manufacture, distribute, market, sell, lease and/or license or sublicense products derived or developed from such technology and to sell the same to the general public during the term of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

1.0

DEFINITIONS:

1.1

In this Agreement, unless a contrary intention appears, the following words and phrases shall mean:

(a)

"Accounting": an accounting statement setting out in reasonable detail how the amount of Revenue and sublicensing revenue was determined,

(b)

"Affiliated Company" or "Affiliated Companies": two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the voting shares of each of them is owned by the same person, corporation or other legal entity,

(c)

"Confidential Information": any part of the Information which is designated, by the University as confidential, whether orally or in writing, but excluding any part of the Information:

(i)

possessed by the Licensee prior to receipt from the University, other than through prior disclosure by the University, as evidenced by the Licensee's business records;

(ii)

published or available to the general public otherwise than through a breach of this Agreement;

(iii)

obtained by the Licensee from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the University, or

(iv)

independently developed by employees, agents or consultants of the Licensee who had no knowledge of or access to the University's Information as evidenced by the Licensee's business records,

(d)

"Date of Commencement" or "Commencement Date": this Agreement will be deemed to have come into force on the Date of Commencement which shall be the 1st day of August, 1997, and shall be read and construed accordingly,

(e)

"Effective Date of Termination": the date on which this Agreement is terminated pursuant to Article 17,

(f)

"Improvements": improvements, variations, updates, modifications, and enhancements made to the Technology at any time after the Commencement Date which are included in the Patents, which means such improvements shall claim priority to the Patents,

(g)

"Information": any and all Technology and any and all Improvements, the terms and conditions of this Agreement, and any and all oral, written, electronic or other communications and other information disclosed or provided by the parties including any and all analyses or conclusions drawn or derived therefrom regarding this Agreement and information developed or disclosed hereunder, or either party's raw materials, processes, formulations, analytical procedures, methodologies, products, samples and specimens or functions,

(h)

"Licensee New Technology": inventions, discoveries, improvements, variations, updates, modifications and/or enhancements relating to the Technology Applications developed at any time after the Date of Commencement which are developed solely by the Licensee, to the extent used in combination with the Technology or Improvements for the Technology Applications,

(i)

"Patent(s)": the Patent(s) and Patent applications set out on Schedule "A",

(j)

"Product(s)": goods manufactured in connection with the use of all or some of the Technology, Improvements, and Licensee New Technology,

(k)

"Revenue(s)": all revenues, receipts, monies, and the fair market value of all other consideration directly or indirectly collected or received whether by way of cash or credit or any barter, benefit, advantage, or concession received by the Licensee (including monies collected by the Licensee from any sublicensee of the Licensee, or any partner, joint venture or other agreement, relationship or arrangement with any third party) for the marketing, manufacturing, sale, distribution, sublicensing or leasing of the Technology, or Improvements, or Licensee New Technology and/or any Products for the Technology Applications, in any or all parts of the world where the Licensee is permitted by law to market, manufacture, sell, distribute, or lease the Technology, Improvements, Licensee New Technology and/or any Products, less the following deductions to the extent included in the amounts invoiced and thereafter actually allowed and taken:

(i)

credit, allowances or refunds given on account of returned goods,

(ii)

transportation charges invoiced separately and actually charged to third parties,

(iii)

taxes, duties and customs on all sales of Products,

(iv)

agents' commissions paid by the Licensee for the sale of Products, and

(v)

bona fide special rebates provided by the Licensee for Products purchased by third parties,

(vi)

reimbursement for the direct costs of research and development undertaken by the Licensee;

(vii)

equity investments of a third party in the Licensee except to the extent such equity investment may reasonably be considered consideration for the license, sublicense, transfer or other use of the Technology; and

(viii)

transfers for compassionate use and emergency use, provided such uses are not for profit.

Where any Revenue is derived from a country other than Canada it shall be converted to the equivalent in Canadian dollars on the date the Licensee is required to make payment with respect to such Revenue pursuant to the terms hereof at the rate of exchange set by the Bank of Montreal for buying such currency. The amount of Canadian dollars pursuant to such conversion shall be included in the Revenue,

(l)

"Royalty Due Dates": Unless otherwise agreed the last working day of March, June, September and December of each and every year during which this Agreement remains in full force and effect,

(m)

"Technology": the Patents, and any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, being invented, developed and/or acquired prior to the Date of Commencement by the University relating to the Patents , as amended from time to time, including, without limitation, all research, data, specifications, instructions, manuals, papers or other materials of any nature whatsoever, whether written or otherwise, relating to same,

(n)

"Technology Applications": means coated stents and other coated devices, (including stent grafts, vascular grafts, sweaty balloons and others), perivascular applications (films, pastes and beads), surgical paste applications and rheumatoid arthritis, but specifically does not include vanadium, psoriasis, multiple sclerosis and surgical adhesions (except to the extent surgical paste formulations developed with the University are used) at present and other new product applications conceived of or identified by the Company or its other collaborators in the future independent of the University,

(o)

“UBC Trade-marks": any mark, trade-mark, service mark, logo, insignia, seal, design, symbol, or device used by the University in any manner whatsoever,

2.0

PROPERTY RIGHTS IN AND TO THE TECHNOLOGY:

2.1

The parties hereto hereby acknowledge and agree that the University and the Licensee jointly own any and all right, title and interest in and to the Technology, as well as any and all Improvements.

2.2

The Licensee shall, at the request of the University, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology and any Improvements remains with the University and the Licensee.

2.3

All Improvements invented or developed will be owned jointly by the University and the Licensee. The Licensee agrees that its rights to use the Improvements which it jointly owns with the University shall be governed by the grant of license contained in Article 3.1 hereof. Any Licensee New Technology invented or developed solely by the Licensee will be owned solely by the Licensee, provided always that the University shall be entitled to receive a royalty on Revenues from all such Licensee New Technology on the terms as set out in Article 5 hereof. Any new technology invented or developed solely by the University will be owned solely by the University, subject to the terms of the Research Agreement.

2.4

On the last working day of December of each and every year during which this Agreement remains in full force and effect, the Licensee shall deliver in writing the details of any and all Improvements which the Licensee (and any sublicensees of the Licensee) has developed and or acquired during the previous twelve month period. Such information shall be maintained as confidential by the University and, subject to the terms of this Agreement, shall not be used for any purpose which is not expressly permitted herein.

3.0

GRANT OF LICENCE:

3.1

In consideration of the license fee payable hereunder and the royalty payments reserved herein, and the covenants on the part of the Licensee contained herein, the University hereby grants to the Licensee an exclusive worldwide licence to use and sublicense the University's rights in and to the Technology and any Improvements and to develop, manufacture, distribute, and sell Products on the terms and conditions hereinafter set forth during the term of this Agreement.

3.2

The licence granted herein is personal to the Licensee and is not granted to any Affiliated Company or Affiliated Companies.

3.3

The Licensee shall not cross-license the Technology without the prior written consent of the University.

3.4

Notwithstanding Article 3.1 herein, the parties acknowledge and agree that the University may use the Technology and Improvements without charge in any manner whatsoever for research, scholarly publication, educational or other non-commercial use.

3.5

As part of the consideration for the rights granted by the University to the Licensee hereunder, the Licensee agrees to pay to the University as an initial licence fee the sum of $[***] (Canadian funds). The said sum shall be paid concurrently with the execution of this Agreement. Neither all nor any portion of the said sum shall be refundable to the Licensee under any circumstances.

4.0

SUBLICENSING:

4.1

The Licensee shall have the right to grant sublicences to Affiliated Companies and other third parties with respect to the Technology and Improvements with the prior written consent of the University, not to be unreasonably withheld or delayed. The University agrees to consider a request from any such proposed sublicensee for the right to be granted a license in the event this Agreement is terminated. The Licensee will furnish the University with a copy of each sublicence granted 30 days prior to execution. The University shall respond to the Licensee within 30 days of delivery of such sublicense, failing which the University shall be deemed to have consented to such sublicense. If required by the Licensee, the University will use its reasonable efforts to expedite a request for consent.

4.2

Any sublicence granted by the Licensee shall be personal to the sublicensee and shall not be assignable without the prior written consent of the University, such consent not to be unreasonably withheld or delayed. Such sublicences shall contain covenants by the sublicensee to observe and perform similar terms and conditions to those in this Agreement.

5.0

ROYALTIES AND CONSIDERATION:

5.1

In consideration of the license granted hereunder, the Licensee shall pay to the University [***] percent ([***]%) of the Revenues.

5.2

All payments of royalties made by the Licensee to the University hereunder shall be made in Canadian dollars without any reduction or deduction of any nature or kind whatsoever, except as may be prescribed by Canadian law.

5.3

Products shall be deemed to have been sold and included in the Revenue when the Licensee receives payment therefore.

.5 .4

The royalties shall be due and payable within thirty (30) days from each Royalty Due Date and shall be calculated with respect to the Revenue in the three month period immediately preceding applicable Royalty Due Date.

5.5

Excluding transactions that have been explicitly exempted from the definition of "Revenue" in this Agreement, the fair market value of any transaction, disposition, or other dealing involving the Technology, any Improvements and Licensee New Technology that occurs between the Licensee, its sublicensees or any other third party including joint venture partners and distributors shall be added to and deemed part of the Revenue even if such transactions were not made at fair market value. For greater certainty, this provision shall also apply to any shares, warrants, options or other consideration which the Licensee receives from a third party in connection with the marketing, distribution, sublicensing, or other transaction involving the Technology including any milestones or other performance or achievement based payments or obligations.

5.6

The University and the Licensee agree that the University may [***] of the royalty referred to in paragraph 5. hereof in exchange for [***]. For greater certainty, if the University elects to [***] of the royalty referred to in paragraph 5.1 for [***], thereafter the royalty shall be adjusted to [***] of Revenues. This right contained herein may be exercised at any time up to the date upon which the Licensee has been listed and called for trading on the Toronto Stock Exchange for a period of [***].

Neither all nor any portion of the Shares issued hereunder shall be refundable to the Licensee under any circumstances once such Shares have been issued to the University. Such Shares shall be free from any pooling, escrow or other trading restrictions placed upon such Shares by the Licensee, save and except as may be required by applicable legislation or in the event that any regulatory authority having jurisdiction over the Licensee requires there to be a pooling or escrow agreement with respect to such Shares. The Licensee acknowledges and agrees that the University shall have the right to transfer such Shares at any time to any Affiliated Company or to the University of British Columbia Foundation, and the Licensee shall take all such steps or do such acts as may be reasonably required to allow such transfer, subject to applicable securities legislation.

5.7

The Licensee agrees to pay an annual license maintenance fee to the University in the amount of $[***] on the anniversary date of the execution of this license agreement.

6.0

PATENTS:

6.1

That the Licensee has been and shall continue to pay all costs of filing, prosecuting and maintaining the Patents incurred after the Commencement Date, which Patents shall be in the name of the Licensee or the University, or both, as appropriate.

6.2

The Licensee shall have the right to identify any process, use or products arising out of such Technology or an Improvement that may be patentable and may take all steps to apply for a patent in the name of the Licensee and/or the University, as appropriate, provided that the Licensee pays all costs of applying for, registering, and maintaining the patent in those jurisdictions in which the Licensee might designate that a Patent is required.

6.3

Should the Licensee decide to:

(a)

 discontinue pursuing any patent application, patent prosecution or patent maintenance in relation of any patent or any continuation, continuation-in-part, division, reissue, re examination of extension of a patent application, or

(b)

not pursue Patent protection in relation to the Patents in any jurisdiction, or

(c)

discontinue or not pursue patent protection in relation to any further process, use or products arising out of the Technology in any jurisdiction,

then the Licensee shall provide the University with notice of its decision to discontinue or not to pursue such patent protection in sufficient time, such time not to be less than 30 clear calendar days prior to the date the patent or patent application would become invalid or be deemed abandoned, for the University to file a Patent application or continue pursuing an existing Patent application at the University's own expense, and if the University takes such action the Licensee shall not have the right to use the Technology and Improvements claimed in any such Patent and/or Patent application in such jurisdiction. Upon receipt of such notice from the Licensee, Schedule "A" hereto will be deemed to be amended to exclude such Patent and/or Patent application from the grant of license contained herein and thereafter, the University shall be free to grant a license of such Patent and/or Patent application to a third party in such jurisdiction.

7.0

DISCLAIMER OF WARRANTY:

7.1

That the University makes no representations, conditions, or warranties, either express or implied, with respect to the Technology and Improvements or the Products. Without limiting the generality of the foregoing, the University specifically disclaims any implied warranty, condition, or representation that the Technology or the Products:

(a)

shall correspond with a particular description;

(b)

are of merchantable quality;

(c)

are fit for a particular purpose; or

(d)

are durable for a reasonable period of time.

That the University shall not be liable for any loss, whether direct, consequential, incidental, or special which the Licensee suffers arising from any defect, error, fault, or failure to perform with respect to the Technology or Products, even if the University has been advised of the possibility of such defect, error, fault, or failure. That the Licensee acknowledges that it has been advised by the University to undertake its own due diligence with respect to the Technology.

7.2

That the parties acknowledge and agree that the International Sale of Goods Act and the United Nations Convention on Contracts for the International Sale of goods have no application to this Agreement.

7.3

Nothing in this Agreement shall be construed as:

(a)

a warranty or representation by .the University as to title to the Technology or that anything made, used, sold or otherwise disposed of under the licence granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, industrial design or other intellectual property rights,

(b)

an obligation by the University to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights,

(c)

the conferring by the University of the right to use in advertising or publicity the name of the University or UBC Trade-marks.

7.4

Notwithstanding Article 7.3, in the event of an alleged infringement of the Technology or any right with respect to the Technology, the Licensee shall have, upon receiving the prior written consent of the University, not to be unreasonably withheld or delayed, the right to prosecute litigation designed to enjoin infringers of the Technology. Provided that it has first granted its prior written consent, not to be unreasonably withheld or delayed, the University agrees to co-operate to the extent of executing all necessary documents and to vest in the Licensee the right to institute any such suits, so long as all the direct or indirect costs and expenses of bringing and conducting any such litigation or settlement shall be borne by the Licensee and in such event all recoveries shall enure to the Licensee.

7.5

In the event that any complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee with respect to the use of the Technology or the manufacture, use or sale of the Products, the following procedure shall be adopted.

(a)

the Licensee shall promptly notify the University upon receipt of any such complaint and shall keep the University fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee (on behalf of itself or a sublicensee),

(b)

except as provided in Article 7 5(d), all costs and expenses incurred by the Licensee (or any sublicensee of the Licensee) in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be paid by the Licensee (or any sublicensee of the Licensee, as the case may be),

(c)

no decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and approval by the University, acting reasonably and in a timely manner,

(d)

the University may elect to participate formally in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such formal participation shall be paid by the University (subject to the possibility of recovery of some or all of such additional expenses from the complainant),

(e)

notwithstanding Article 7.3, if the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in such offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits and settlement costs than that provided in such offer.

(f)

the royalties and other amounts payable pursuant to this Agreement shall be paid by the Licensee to the University in trust from the date the complaint is made until such time as a resolution of the complaint has been finalized. If the complainant prevails in the complaint, then the royalties paid to the University in trust pursuant to this Article shall be returned to the Licensee, provided that the amount returned to the Licensee hereunder shall not exceed the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not prevail in the complaint, then the University shall be entitled to retain all royalties and other amounts paid to it pursuant to this Article.

8.0

INDEMNITY AND LIMITATION OF LIABILITY:

8.1

That the Licensee hereby indemnifies, holds harmless and defends the University its Board of Governors, officers, employees, faculty, students, invitees, and agents against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Technology, Improvements or Products licensed under this Agreement by the Licensee or its sublicensees, or their customers or end-users howsoever the same may arise, with the exception of any costs and expenses specifically assumed by the University under this Agreement.

8.2

Subject to Article 8.3, the University's total liability, whether under the express or implied terms of this Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect, special, or any other similar or like damage that may arise or does arise from any breaches of this Agreement by the University, its Board of Governors, officers, employees, faculty, students, or agents shall be limited to the amount of the initial licence fee paid to the University pursuant to Article 3.5.

8.3

In no event shall the University be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

8.4

No action, whether in contract or tort (including negligence), or otherwise arising out of or in connection with this Agreement may be brought by the Licensee more than six months after the cause of action has occurred.

9.0

PUBLICATION AND CONFIDENTIALITY:

9.1

That the Information shall be developed, received, and used by the Licensee solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions set forth in this Article 9.

9.2

That the Licensee shall keep and use all of the Confidential Information in confidence and will not, without taking appropriate measures to protect the same, disclose any Confidential Information to any person or entity, except those of the Licensee's officers, employees, consultants, agents, sublicensees, and assigns who require said Confidential Information in performing their obligations under this Agreement and to the extent, required by any regulatory authorities having jurisdiction over the Licensee and for filing with health regulatory authorities. That the Licensee covenants and agrees that it will initiate and maintain an appropriate internal program limiting the internal distribution of the Confidential Information to its officers, servants or agents and to take the appropriate non-disclosure agreements from any and all persons who may have access to the Confidential Information.

9.3

That the Licensee shall not use, either directly or indirectly, any Confidential Information for any purpose other than as set forth herein without the University's prior written consent, such consent not to be unreasonably withheld or delayed.

9.4

In the event that the Licensee is required by judicial or administrative process to disclose any or all of the Confidential Information, the Licensee shall promptly notify the University and allow the University reasonable time to oppose such process before disclosing any Confidential Information.

9.5

Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article 9 shall survive and be binding upon the Licensee, its successors and assigns for a period of five years from the date of disclosure.

9.6

That the Licensee recognizes that under University policy, the results of research relating to the Technology must be publishable and agrees that the University researchers engaged in research related to the Technology, Improvements shall be permitted to present at symposia, international national, or regional professional meetings, and to publish in journals, theses, or dissertations, or otherwise of their own choosing, methods and results of the research, provided, however, that the Licensee shall have been furnished copies of any proposed publication or presentation 30 days prior to such publication or presentation . That the Licensee shall have 30 days, after receipt of said copies, to object to such proposed presentation or proposed publication because there is patentable subject matter which needs protection or because the proposed publication or presentation includes confidential information of the Licensee. In the event that the Licensee makes such objection, said University researcher(s) shall remove references to the License's confidential information and, if required by Licensee, refrain from making such publication or presentation for a maximum of 6 months from date of receipt of such objection in order for the University to file patent application(s) with the Canadian Patent and Trademark Office and/or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation.

9.7

That the Licensee requires of the University, and the University agrees insofar as it may be permitted to do so at law, that this Agreement, and each part of it, is confidential and shall not be disclosed to third parties, as the Licensee claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm the

Licensee's competitive position and/or interfere with the Licensee's negotiations with prospective sublicensees. Notwithstanding anything contained in this Article, the parties hereto acknowledge and agree that the University may identify the title of this Agreement, the parties to this Agreement, the inventors of the Technology, the term of this Agreement, and the types of consideration granted to the University pursuant to this Agreement.

9.8

That the University shall use its reasonable efforts to maintain as confidential any business plans, business documents or other reports or Information prepared by the Licensee and delivered to the University pursuant to the terms of this license agreement and which are identified in writing by the Licensee as confidential. Such Information, and any other confidential information provided by the Licensee to the University pursuant to this Agreement, shall not be used by the University except for the purposes expressly permitted herein and to ensure the Licensee's compliance with the terms of this agreement.

10.0

PRODUCTION AND MARKETING:

10.1

That the Licensee shall not use any of the UBC Trade-marks or make reference to the University or its name in any advertising or publicity whatsoever, without the prior written consent of the University, except as required by law. Nothing herein shall prevent the Licensee from making or issuing factual statements to the public regarding its business, this Agreement or use of the Technology. Without limiting the generality of the foregoing, the Licensee shall not issue a press release with respect to this Agreement or any activity contemplated herein without the prior review and approval of same by the University, such approval not to be unreasonably withheld or delayed except as required by law. If the Licensee is required by law to act in contravention of this Article, the Licensee shall provide the University with sufficient advance notice in writing to permit the University to bring an application or other proceeding to contest the requirement.

10.2

That the Licensee shall use its reasonable efforts to develop, test, promote, market and sell the Products and utilize the Technology, and Improvements and to meet or cause to be met the market demand for the Products and the utilization of the Technology and Improvements. The Licensee shall not be in default of this paragraph 10.2 if it fails to develop, test, promote, market and sell any one Technology Application provided it has determined, acting reasonably, that there is no commercially viable market for such Technology Application.

10.3

In the event that the University is of the view that the Licensee is in breach of Article 10.2, the University shall notify the Licensee and provide the Licensee with a period of 90 days to remedy such breach. In the event the Licensee is of the opinion that it is not in breach of Article 10.2 or if the Licensee has not remedied such breach within the 90 day time period, then the parties hereto shall appoint a mutually acceptable person as an independent evaluator to conduct the evaluation set forth in Article 10.4. In the event that the parties cannot agree on such an evaluator, the appointing authority shall be the British Columbia International Commercial Arbitration Centre, or such similar body as may then exist.

10.4

That the evaluator described in Article 10.3 shall review the efforts made by the Licensee with respect to the promotion, marketing and sale of the Products and the Technology,

and Improvements. That the Licensee and University shall cooperate with the evaluator and provide such documents and information as may reasonably be requested. If said evaluator determines that the Licensee is in breach of Article 10.2, then the University shall have the right to terminate this Agreement as provided in Article 17.2, or to continue the licence granted hereunder as a non-exclusive licence rather than an exclusive licence but with all other terms and conditions of this Agreement unchanged. If said evaluator determines that-the Licensee is not in breach of Article 10.2, then the University shall not terminate this Agreement for breach of Article 10.2, nor shall it change the nature of the licence granted hereunder from exclusive to non-exclusive.

10.5

That the University may not call for more than one evaluation pursuant to Article 11.4 in every two years. That the cost of an evaluation hereunder shall be borne 50% by the Licensee and 50% by the University.

10.6

Without limiting the generality of the foregoing, the Licensee agrees that it shall deliver to the University an annual report, due within sixty (60) days from December 31 of each year during the term of this Agreement, which documents the activities of the Licensee has undertaken in the course of the preceding 12 months to develop and commercialize and/or market the Technology. That the report will include an outline of action and goals for the following 12 months and a projection of royalty payment due to the University in the 12 month period as appropriate.

10.7

Without limiting the generality of the foregoing, the Licensee and the University snail meet once a year, on or before the anniversary of this Agreement and at the request of the University, to review the progress in achieving those goals set forth in the report referred to in paragraph 10.6 hereof.

11.0

ACCOUNTING RECORDS:

11.1

That the Licensee shall maintain at its principal place of business, or such other place as may be most convenient, accounts and records of business done pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement.

11.2

That the Licensee shall deliver to the University on the date 30 days after each and Royalty Due Date, together with the royalty payable thereunder, the Accounting (and a report on all sublicensing activity, including an accounting statement setting out in reasonable how the amount of Revenue was determined).

11.3

That the calculation of royalties shall be carried out in accordance with generally accepted Canadian or United States accounting principles applied on a consistent basis.

11.4

That the Licensee shall retain the accounts and records referred to in Article 11.1 above for at least three years after the date upon which they were made and shall permit any duly authorized representative of the University to inspect such accounts and records upon reasonable notice during normal business hours of the Licensee at the University's expense. That the

Licensee shall furnish such reasonable evidence as such representative will deem necessary to verify the Accounting and will permit such representative to make copies of or extracts from such accounts, records and agreements at the University's expense.

11.5

During the term of this Agreement and thereafter, the University shall us reasonable efforts to ensure that all information provided to the University or its representatives pursuant to this Article remains confidential and is treated as such by the University.

12.0

INSURANCE:

12.1

Unless satisfactory arrangements are made between the Licensee and the University with respect to a self-insurance program or the requirement for insurance hereunder is waived by the University sixty (60) days prior to the first sale of a Product, then the Licensee shall comply with the insurance provisions contained in Articles 12.2 and 12.3.

12.2

Three months prior to the first sale of a Product, the Licensee will give notice to the University of the terms and amount of the public liability, product liability and errors and omissions insurance which it has placed in respect of the same, which in no case shall be less than the insurance which a reasonable and prudent businessperson carrying on a similar line of business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, shall include the University, its Board of Governors, faculty, officers, employees, students, and agents as additional insureds, and shall provide primary coverage with respect to the activities contemplated by this Agreement. Such policy shall include severability of interest and cross-liability clauses and shall provide that the policy shall not be cancelled or materially altered except upon at least 30 days written notice to the University. That the University shall have the right to require reasonable amendments to the terms or the amount of coverage contained in the policy. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration as provided for herein. That the Licensee shall provide the University with certificates of insurance evidencing such coverage thirty (30) days before commencement of sales of any Product and the Licensee covenants not to sell any Product before such certificate is provided and approved by the University.

12.3

That the Licensee shall require that each sublicensee under this Agreement shall procure and maintain, during the term of the sublicense, public liability, product liability and errors and omissions insurance in reasonable amounts, with a reputable and financially secure insurance carrier, which in no case shall be less than the insurance which a reasonable and prudent businessperson carrying on a similar line of business in the sublicensee's industry would require. That the Licensee shall use its reasonable efforts consistent with sound and reasonable business judgement in the industry to ensure that any and all such policies of insurance required pursuant to this clause shall contain a waiver of subrogation against the University, its Board of Governors, faculty, officers, employees, students, and agents.

12.4

That the Licensee shall be permitted to provide limited quantities of Product to third parties solely for the purposes of testing and evaluation of those Products and in any event, not for resale, and the Licensee shall not be obligated to obtain insurance for the transfer of such

Products provided it first obtains from such third party in writing a complete release of all claims and possible claims against the Licensee and the University and an indemnity of the University in a form of which release and indemnity shall be approved by the University.

13.0

ASSIGNMENT:

13.1

That the Licensee will not assign, transfer, mortgage, charge or otherwise dispose of any or all of the rights, duties or obligations granted to it under this Agreement without the prior written consent of the University not to be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement may be assigned or transferred as part of a sale or transfer of substantially all of the business of the Licensee relating to the operations which concern this Agreement provided the Licensee gives the University prior written notice and such assignee or transferee has the reasonable ability to comply with the terms of this Agreement.

13.2

That the University shall have the right to assign its rights, duties and obligations under this Agreement to a company or society of which it is the sole shareholder in the case of a company or of which it controls the membership, in the case of a society, and in either case such entity shall not be an operating biotech company. In the event of such an assignment, the Licensee will release, remise and forever discharge the University from any and all obligations or covenants, provided however that such company or society, as the case may be, executes a written agreement which provides that such company or society shall assume all such obligations or covenants from the University and that the Licensee shall retain all rights granted to the Licensee pursuant to this Agreement.

14.0

GOVERNING LAW AND ARBITRATION:

14.1

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. Subject to paragraphs 14.2 and 14.3, the British Columbia Supreme Court shall have exclusive jurisdiction over this Agreement.

14.2

In the event of any dispute arising between the parties concerning this Agreement, its enforceability or the interpretation thereof, the same shall be settled by a single arbitrator appointed pursuant to the provisions of the Commercial Arbitration Act of British Columbia, or any successor legislation then in force. That the place of arbitration shall be Vancouver, British Columbia. That the language to be used in the arbitration proceedings shall be English.

14.3

Clause 14.2 of this Article shall not prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

15.0

NOTICES:

15.1

All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery or by registered or certified mail, telex or telecopy (receipt acknowledged), all postage and other charges prepaid, at the address for such party set forth below or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered or sent by telex or telecopy shall be deemed to have been given or received at the time of delivery, telexing or telecopying. Any notice mailed as aforesaid shall be deemed to have been received on the expiration of five days after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow down or labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effected if actually received.

If to the University:	That the Director
University - Industry Liaison Office
University of British Columbia
IRC 331 — 2194 Health Sciences Mall
Vancouver, British Columbia
V6T 1Z3
Telephone: (604)822-8580
Telecopier: (604)822-8589

If to the Licensee:	That the President
Angiotech Pharmaceuticals Inc.
6660 N.W. Marine Drive
Vancouver, British Columbia
V6T 1Z4
Telephone: (604) 221-7676
Telecopier: (604) 221-2330

16.0

TERM:

16.1

This Agreement and the licence granted hereunder shall terminate on the later of the expiration of the last patent obtained pursuant to Article 6 herein and 15 years from the Date of Commencement, unless earlier terminated pursuant to Article 17 herein.

17.0

TERMINATION:

17.1

This Agreement shall automatically and immediately terminate without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purport, is commenced by and relating to or against the Licensee.

17.2

That the University may, at its option, terminate this Agreement immediately on the happening of any one or more of the following events by delivering notice in writing to that effect to the Licensee:

(a)

if any execution, sequestration, or any other process of any court becomes enforceable against the Licensee or if any such process is levied on the rights under this Agreement or upon any of the monies due to the University and is not released or satisfied by the Licensee within 30 days thereafter,

(b)

if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee, and the Licensee has not taken reasonable steps to reverse or revoke such resolution or order within -30 days thereafter,

(c)

if the Licensee, after having received written notice from the University is more than 30 days in arrears of royalties or other monies that are due to the University under the terms of this Agreement,

(d)

if the University's rights in and to the Technology or Improvements become subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee,

(e)

if the Licensee ceases or threatens to cease to carry on its business,

(f)

until the Licensee becomes a reporting issuer, if more than 25% of the issued and outstanding shares of the Licensee are transferred to any person or persons other than those having a controlling interest at the Date of Commencement, whether by reason of purchase of shares or otherwise, without the prior written consent of the University, such consent not to be withheld except as provided in Article 17.3,

(g)

if the Licensee commits any breach of Articles 4.1, 4.2, 10.1, 10.2 and 12 and such breach is not remedied within 15 days from receipt by the Licensee of Written notice from the University, or

(h)

if it is determined, pursuant to Article 11.5, that the Licensee is in breach of Article 10.3.

17.3

That the University shall not withhold its consent pursuant to Article 17.2(f) unless the granting of such consent would result in the University having a contractual relationship with an entity with whom the University is prohibited from contracting with pursuant to its then existing policies.

17.4

Other than as set out in- Articles 17.1 and 17.2, if either party shall be in default under or shall fail to comply with the terms of this Agreement then the non-defaulting party shall have the right to terminate this Agreement by written notice to that effect if:

(a)

such default is reasonably curable within 30 days after receipt of notice of such default and such default or failure to comply is not cured within 30 days after receipt of written notice thereof, or

(b)

such default is not reasonably curable within 30 days after receipt of written notice thereof, and such default or failure to comply is not cured within such further reasonable period of time as may be necessary for the curing of such default or failure to comply.

17.5

If this Agreement is terminated pursuant to Articles 17.1, 17.2, or 17.4, the Licensee shall make royalty payments to the University in the manner specified in Article 5, and the University may proceed to enforce payment of all outstanding royalties or other monies owed to the University and to exercise any or all of the rights and remedies contained herein or otherwise available to the University by law or in equity, successively or concurrently at the option of the University. The termination or expiration of this Agreement shall in no way limit or affect the Licensee's own rights in and to the Technology and Improvements, it being acknowledged that the Licensee is a joint owner of the Technology and Improvements.

17.6

That the Licensee shall then deliver or cause to be delivered to the University an accounting within 30 clear days from the Effective Date of Termination. That the accounting will specify, in or on such terms as the University may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Date of Termination. That the University may instruct that the unsold Products be stored, destroyed, or sold under its direction, provided the Agreement was terminated pursuant to Article 17.2 or by the University pursuant to Article 17.4. That the Licensee will continue to make royalty payments to the University in the same manner specified in Article 5 on all unsold Products, notwithstanding anything contained in or any exercise of rights by the University under Article 17.5 herein.

17.7

Notwithstanding the termination of this Agreement, Article 11.4 shall remain in full force and effect until three years after

(a)

all payments of royalty required to be made by the Licensee to the University under this Agreement have been made by the Licensee to the University, and

(b)

any other claim or claims of any nature or kind whatsoever of the University against the Licensee has been settled.

17.8

In the event a sublicensee of the Licensee commits a default under its sublicense, and if that default also constitutes a default by the Licensee under this Agreement, then the University covenants and agrees that it shall be a sufficient remedy of the default, and the Licensee shall be deemed to have remedied the default by the sublicensee, if, within the applicable time period set out above:

(a)

the default is remedied by the sublicensee in default;

(b)

the default is remedied by the Licensee; or

(c)

upon receipt of notice from the University, the Licensee forthwith take action against the sublicensee to cause the same to remedy the default and diligently prosecutes such action, including the termination of the sublicensee of the sublicensee if the sublicensee is unwillingly or unable to remedy the default.

18.0

MISCELLANEOUS COVENANTS OF LICENSEE:

18.1

That the Licensee hereby represents and warrants to the University that the Licensee is a corporation duly organized, existing, and in good standing under the laws of the Province of British Columbia and has the corporate power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

18.2

That the Licensee represents and warrants that it has the expertise necessary to handle the Technology (and any Improvements) with care and without danger to the Licensee, its employees, agents, or the public. That the Licensee shall not accept delivery of the Technology (or any Improvements) until it has requested and received from the University all necessary information and advice to ensure that it is capable of handling the Technology (and any Improvements) in a safe and prudent manner.

18.3

That the Licensee shall comply in all material respects with all laws, regulations and ordinances, whether Federal, Provincial, Municipal or otherwise with respect to the Technology (and any Improvements) and/or this Agreement.

18.4

Upon the presentation of itemized bills to the Licensee by the University, the Licensee shall pay all reasonable legal expenses and costs incurred by the University in respect of any consents and approvals requested by the Licensee and required from the University, including but not limited to expenses and costs in respect of the University's review of any sublicences to be granted by the Licensee.

18.5

That the Licensee shall pay all taxes and any related interest or penalty howsoever designated and imposed on the Licensee as a result of the .existence or operation of this Agreement, including, but not limited to, tax which the Licensee is required to withhold or deduct from payments to the University. That the Licensee will furnish to the University such evidence as may be required by Canadian authorities to establish that any such tax has been. paid. That the royalties specified in this Agreement are exclusive of taxes. If the University is required to collect a tax to be paid by the Licensee (or any of its sublicensees), the Licensee shall pay such tax to the University on demand.

18.6

That the Licensee shall not assign, transfer, mortgage, charge or otherwise dispose of any of its rights, dues or obligations under this License Agreement without the prior written .consent of the University, such consent not to be unreasonably withheld or delayed.

19.0

RESEARCH AGREEMENT:

19.1

Subject to the approval of the applicable approving authorities at the University, the University, the Licensee and the University shall enter into a research agreement (the "Research Agreement") with respect to the Research Project in the form attached as Schedule "D", with such amendments as may be negotiated by the parties for a period of three (3) years from the Date of Commencement. The budget under the Research Agreement, including overhead, shall be $[***] per year unless otherwise mutually agreed to by the parties.

19.2

That the University shall prepare a work plan and budget for the Research Project.  That the Licensee shall review the work plan and budget proposed by the University based on the following criteria and may propose such amendments to the work plan and budget as it may determine are fair and reasonably necessary in light of the following criteria:

(a)

the work plan and budget shall not conflict with established University policies or guidelines. Without limiting the generality of the foregoing, the work plan and budget shall be subject to any applicable human ethics reviews, animal care reviews and biohazard reviews,

(b)

the work plan and budget shall include an allocation for overhead of 38% on total direct costs excluding capital, equipment and travel,

(c)

the work plan and budget shall be in accordance with the University's reputation for high standards of academic innovation and excellence,

(d)

the work plan shall compliment commercial research and development that has been undertaken by the Licensee,

(e)

the work plan shall be oriented to avenues of investigations which have the potential for commercial application.

That the University and the Licensee shall agree upon the final work plan and budget to be contained in the research agreement. That the work plan and budget shall be reviewed not less than 30 days prior to each anniversary date of the Commencement Date by the University and the Licensee and the work plan and budget shall be amended or modified as may be mutually agreed.

19.3

That the Licensee shall not have the right to terminate the research agreement except in the event the Principal Investigators (as defined in the research agreement) at the University are unwilling or unable to continue the research and a mutually acceptable replacement cannot be agreed upon by the parties to the research agreement or unless the University ceases to have available the appropriate expertise or ceases to be competitive. That the University shall have no right to terminate the research agreement except in the event that the Licensee has failed to meet its payment or other obligations pursuant to the research agreement or in the event that the Principal Investigators at the University are unwilling or unable to continue the research at a mutually acceptable replacement cannot be agreed upon by the parties to the research agreement or in the event this license agreement has been terminated.

19.4

Once commenced, if the Research Project is discontinued for any reason whatsoever, the Licensee shall be liable for all reasonable costs incurred by the University in relation to the discontinuance of the Research Project, including, without limitation, all costs incurred with respect to the dismissal of researchers, whether students, faculty or other employees, hired by the University to work on the Research Project.

19.5

In the event there is a conflict between the provisions of this agreement and the provisions of the research agreement, the provisions of this agreement shall govern.

20.0

GENERAL:

20.1

That the Licensee shall permit any duly authorized representative of the University upon reasonable notice during normal business hours and at the University's sole risk and expense to enter upon and into any premises of the Licensee for the purpose of inspecting the Products and the manner of their manufacture and generally of ascertaining whether or not the provisions of this Agreement have been, are being, or will be complied with by the Licensee.

20.2

Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party's name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

20.3

Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns.

20.4

No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party's rights tinder this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default. or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

20.5

No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

20.6

Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.

20.7

That the terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

20.8

In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

20.9

That the parties hereto acknowledge that the law firm of Richards Buell Sutton has acted solely for the University in connection with this Agreement and that all other parties hereto have been advised to seek independent legal advice.

20.10

This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding unless executed in writing by the parties hereto.

20.11

Time shall be of the essence of this Agreement.

20.12

Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement on the 7th day of November, 1997 but effective as of the Date of Commencement.

SIGNED FOR AND ON BEHALF of	)
THAT THE UNIVERSITY OF BRITISH	)
COLUMBIA by its duly authorized	)
Officers	)
)
/signed/	)
Authorized Signatory	)
)
/signed/	)
Authorized Signatory	)

THAT THE CORPORATE SEAL of	)
ANGIOTECH PHARMACEUTICALS	)
INC. was hereunto affected in the presence	)
of	)	c/s
)
/signed/	)
Authorized Signatory	)
)
/signed/	)
Authorized Signatory	)

SCHEDULE "A"

TECHNOLOGY

[***]